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                                                                   Exhibit 10.44

                              EMPLOYMENT AGREEMENT





                  AGREEMENT between THE MUTUAL LIFE INSURANCE COMPANY OF NEW YORK, a New York corporation (the "Company"), and (the "Executive"), dated as of (the "Agreement Date").

                  WHEREAS, the Executive is currently employed as a senior officer of the Company.

                  WHEREAS, the Company wishes to assure itself and the Executive of continuity of management in the event of a Change in Control of the Company, as hereinafter defined, and to provide the Executive with the termination and other benefits set forth in this Agreement in the event the Executive's employment with the Company terminates following such a Change in Control under the circumstances described below.

                  WHEREAS, the Executive previously entered into a Change in Control employment agreement dated as of (the "Prior Agreement"), which agreement is hereby amended and restated in its entirety.

                  NOW, THEREFORE, the Company and the Executive hereby agree as follows:

                  1. OPERATION AND TERM OF AGREEMENT; CHANGE IN CONTROL


     (A) Term. This Agreement shall be effective as of the Agreement Date and shall continue in effect until the Expiration Date. The Expiration Date shall
initially be      , but commencing on         and each           thereafter, the
Expiration Date shall automatically be extended by one additional year unless,
not later than          of the
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preceding year, the Company shall have given notice to the Executive that it does not wish to extend the Expiration Date; provided, however, that if a Change in Control shall have occurred prior to the original or extended Expiration Date, the Expiration Date shall automatically be extended to the third anniversary of the last day of the month in which the Change in Control occurred.

                  (B) Change In Control. The benefits to be provided to the Executive pursuant to this Agreement shall only become available upon a Change in Control. Prior to a Change in Control, the employment of the Executive by the Company shall constitute an employment-at-will, with respect to which the Executive shall be entitled to those rights upon which the Executive and the Company shall from time to time agree.

                  For purposes of this Agreement, a Change in Control shall mean a change in control of the Company which shall be deemed to have occurred:

                  (1) during the period that the Company is a mutual insurance company, upon

                         (i) a merger or consolidation with another corporation in a transaction in which the Company is not the surviving corporation; or

                         (ii) the sale by the Company of substantially all of its assets to another corporation;

                  (2) during the period that the Company is no longer a mutual insurance company, upon

                         (i) an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of shares of outstanding voting securities of MONY Financial Services Corporation (the "Holding Company") entitled to vote generally in the election of directors (the "Outstanding Voting Securities") which, when combined with any other securities owned beneficially by the


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         acquiror, would result in such acquiror beneficially owning twenty percent (20%) or more of either (A) the then outstanding shares of common stock of the Holding Company or (B) the combined voting power of the then Outstanding Voting Securities; excluding, however, the following: (1) any acquisition directly from the Holding Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Holding Company, (2) any acquisition by the Holding Company and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Holding Company or any subsidiary of the Holding Company;

                  (ii) at any time following the date hereof, individuals who as of the date hereof constitute the Board of Directors of the Holding Company (or the Board of Trustees of the Company, with respect to periods during which the Company is a mutual life insurance company) (as applicable, the "Board") (and any new directors whose election by the Board or nomination for election by the Holding Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors as of the date hereof or whose election or nomination for election was so approved) cease for any reason (except for death, disability or voluntary retirement) to constitute a majority thereof;

                  (iii) the consummation of a transaction approved by the shareholders of the Holding Company that is a merger, consolidation, reorganization or similar corporate transaction, whether or not the Holding Company is the surviving corporation in such transaction, other than a merger, consolidation, or reorganization that results in the Outstanding Voting Securities immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least eighty percent (80%) of the combined voting power of the voting securities of the Holding Company (or such surviving entity) outstanding immediately after such merger, consolidation, reorganization or transaction;

                  (iv) the consummation of a transaction approved by the shareholders of the Holding Company that is (A) the sale or other disposition of all or substantially all of the assets (by way of reinsurance or otherwise) of the Holding Company or the Company or (B) a complete liquidation or dissolution of the Holding Company or the Company; or

                  (v) adoption by the Board of a resolution to the effect that any Person has taken actions which, if consummated, would result in such Person acquiring effective control of the business and affairs of the Holding Company or the Company, subject to the consummation of the transactions contemplated by such actions.



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                  2. CERTAIN DEFINITIONS


                  (A) Period of Employment. The Period of Employment shall mean the period of time commencing on the date of a Change in Control and ending on the earlier of the Expiration Date or the Termination Date.


                  (B) Contract Term. The Contract Term shall mean the period of time commencing on the date of a Change in Control and ending on the Expiration Date.

                  (C) Termination Date. The Termination Date shall mean the date as of which the Executive's employment with the Company shall cease or be deemed to have ceased in the manner specified in Section 6 or Section 7.

                  3. EXECUTIVE'S RESPONSIBILITIES; LOCATION

                  (A) Position, Duties, Responsibilities. Commencing on the date of the Change in Control, the Executive shall serve in the position and have the duties and responsibilities as in effect immediately prior to the date of the Change in Control and as they may be expanded thereafter.

                  (B) Best Efforts. During the Period of Employment, the Executive shall devote his full time, best efforts and undivided attention during normal business hours to the business and affairs of the Company, except reasonable vacations, illness or incapacity. The Executive is aware that performance objectives have historically been established by the Company's Chairman and Chief Executive Officer, in consultation with the Company's Board, for Company-wide performance and for performance by the Executive. The Executive agrees to work diligently throughout the Period of Employment to achieve any such performance objectives that shall then exist.




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                  (C) Principal Business Office. During the Period of
Employment, the Executive' principal business office shall be located in the New York City metropolitan area.

                  4. RESTRICTIVE COVENANTS

                  (A) Noncompetition. The Executive agrees that during the Period of Employment and for the twelve-month period immediately following the Period of Employment, the Executive shall not, directly or indirectly, in any capacity, engage in any business which is substantially competitive with any business then actively conducted by Company or any of its affiliates or subsidiaries, and the Executive shall not undertake to consult with or advise any such competitive business or otherwise, directly or indirectly, engage in any activity which is substantially competitive with or in any way adversely and substantially affects any activity of the Company or any of its affiliates or subsidiaries.

                  (B) Nondisclosure. Except as expressly provided herein, the Executive agrees that during the Period of Employment and thereafter, the Executive shall not make use of, disclose, divulge, or make accessible, to any third party, any information of a secret or confidential nature known to the Executive in the course of his employment with the Company or any of its affiliates or subsidiaries until such information has come into the public domain or has otherwise ceased to be secret or confidential.

                  (C) Specific Performance and Injunctive Relief. The Executive acknowledges and agrees that the Company and/or its affiliates and subsidiaries will suffer irreparable injury if the provisions of this Section 4 are not honored, that damages resulting from such injury will be incapable of being precisely measured, and that the



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Company and its subsidiaries and affiliates will not have an adequate remedy at law to redress the harm which such violation shall cause. Accordingly, the Executive agrees that the Company shall have the rights and remedies of specific performance and injunctive relief, in addition to any other rights or remedies that may be available at law or in equity, in respect of any failure, or threatened failure, on the part of the Executive to comply with the provisions of this Section 4, including, but not limited to, temporary restraining orders and temporary injunctions to restrain any violation or threatened violation of this Agreement by the Executive.

                  5. COMPENSATION, PERQUISITES AND EMPLOYEE BENEFITS

                  (A) Base Compensation. For all services rendered during the Period of Employment, the Executive shall receive annual base compensation at a rate not less than the rate in effect immediately prior to the date of the Change in Control, which shall be increased thereafter in accordance with the Company's regular administrative practices generally applicable to its senior executives as in effect immediately prior to the date of the Change in Control.


                  (B) Incentive Compensation. During the Period of Employment, the Executive shall be and continue to be a full participant in the Company's Annual Incentive Compensation Plan and Equity Share Plan or any comparable successor plan (the "Incentive Plans"), as the Incentive Plans are in effect immediately prior to the date of the Change in Control and with such improvements in the Incentive Plans or other incentive compensation plans as may from time to time be made in accordance with the practices of the Company. The Executive shall be entitled to participate in other incentive compensation plans generally available to senior executives of the Company. If



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any of the Incentive Plans are terminated or discontinued, the Executive shall be entitled to participate in other incentive compensation plans with terms at least as favorable to the Executive as the Incentive Plans in effect prior to the termination or discontinuance of the Incentive Plans.

                  (C) Perquisites. During the Period of Employment, the Executive shall be entitled to perquisites and fringe benefits, in each case at least equal to those attached to his position immediately prior to the date of the Change in Control.

                  (D) Employee Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee benefit plans and programs as in effect for senior executives of the Company immediately prior to the date of the Change in Control ("Plans") under the terms of the Plans, with such improvements in the Plans as may from time to time be made in accordance with the practices of the Company. The Executive shall be entitled to participate in any employee benefit plans and programs generally available to senior executives of the Company. If any of the Plans are terminated or discontinued, the Executive shall be entitled to participate in other employee benefit plans with terms at least as favorable to the Executive as the Plans as in effect prior to the termination or discontinuance of the Plans.

                  (E) Other Obligations of the Company. Any increases in base and incentive compensation, perquisites or employee benefits under this Agreement or otherwise shall not diminish any other obligation of the Company hereunder.




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                  6. DEATH OR DISABILITY

                  (A) Death. If the Executive should die during the Period of Employment, his employment shall be deemed to have ceased on the last day of the month in which death shall have occurred.

                  (B) Disability. "Disability" shall mean an illness or accident which the Board determines in its discretion will or has prevented the Executive from performing his duties under this Agreement for a period of six consecutive months. In the event that the Executive incurs a Disability during the Period of Employment, his employment shall be deemed to have ceased on the last day of such six-month period.



                  7. TERMINATION


                  (A) Cause. The Company shall have the right at any time to terminate the Executive's employment with the Company. The termination of the Executive's employment by the Company during the Contract Term shall be deemed to be for "Cause" only if such termination shall be the result of:

                  (i) an act or acts of dishonesty by the Executive resulting in conviction for a felony;

                  (ii) a deliberate and intentional failure by the Executive during the Period of Employment (except by reason of incapacity due to illness or accident) to comply with the provisions of this Agreement relating to the time and best efforts to be devoted by the Executive to the affairs of the Company, if such failure results in demonstrably material injury to the Company; or

                  (iii) the Executive's gross misconduct, if such misconduct results in demonstrably material injury to the Company;

provided that notice of such termination is given in accordance with Section 7(C) below.

                  (B) Good Reason. The Executive shall have the right at any time to terminate the Executive's employment with the Company. The termination of the



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Executive's employment by the Executive during the Contract Term shall be deemed to be for "Good Reason" only if such termination shall be the result of:

                  (i) a reduction during the Period of Employment in the current level of the Executive's aggregate compensation, including his annual base compensation, Incentive Plan awards, employee benefit plan coverages and perquisites (other than a reduction in awards or benefits that is generally applicable to participants in a plan in accordance with the terms of the plan in effect immediately prior to the date of the Change in Control);

                  (ii) a diminishment during the Period of Employment in the Executive's position, powers, authority, duties or responsibilities, or the business to which those powers, authority, duties or responsibilities apply; removal during the Period of Employment of the Executive from the office he held as of the date of the Change in Control; or change during the Period of Employment in the Executive's chain of supervision as it existed as of the date of the Change in Control; or

                  (iii) a material breach of this Agreement by the Company; provided that notice of the Executive's election to terminate his employment under this Agreement is given in accordance with Section 7(C) below. Failure to elect to terminate with respect to one event giving rise to Good Reason does not preclude the Executive from making the election with respect to a subsequent event.

                  (C) Termination Procedure.

                  (1) Notice. (a)Notice of termination of employment under this Agreement shall be provided in writing by the Company or the Executive, as applicable, and shall specify the date as of which the Executive's employment shall be deemed to have ceased, which date shall in no event be earlier than 60 days from the date of such notice.

                   (b) In the event that the Company elects to terminate employment, the Company shall provide to the Executive the notice described in
Section 7(C)(1)(a) above. If termination is alleged to be for Cause, such notice shall also state that the Executive


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was guilty of conduct set forth in Section 7(A), with the particulars thereof specified in detail.

                  (c) In the event that the Executive elects to terminate employment, the Executive shall provide to the Company the notice described in
Section 7(C)(1)(a) above. If termination is alleged to be for Good Reason, such notice shall also specify the reason for such termination, as set forth in
Section 7(B), with the particulars thereof specified in detail, and shall be given, except in the case of a continuing breach, within three calendar months after the most recent event giving rise to Good Reason.

                  (2) Cure. (a)In the case of the Executive's alleged breach or gross misconduct set forth in Sections 7(A)(ii) or (iii), the Executive shall be given the opportunity to remedy such alleged breach or gross misconduct within 30 days from his receipt of the notice referred to above, or take all reasonable steps to that end during such 30-day period and thereafter.

                  (b) In the case of the Executive's allegation of Good Reason, the Company shall be given the opportunity to remedy the alleged Good Reason within 30 days from its receipt of the notice referred to above, or take all reasonable steps to that end during such 30-day period and thereafter.


                  (3) Arbitration. In the event that the Executive's employment shall be terminated by the Company and such termination is alleged to be for Cause, the Executive shall have the right, in addition to all other rights and remedies provided by law or equity, to seek arbitration as described below. In the event that the Executive's employment shall be terminated by the Executive and such termination is alleged to be for Good Reason, the Company shall have the right, in addition to all other rights and


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remedies provided by law or equity, to seek arbitration as described below. Such arbitration shall be sought in the County of New York, State of New York, under the rules of the American Arbitration Association, by serving notice to arbitrate upon the other party no more than 60 days after such party received the notice of termination referred to above.

                  8. CONSEQUENCES OF TERMINATION, DEATH OR DISABILITY


                  (A) Termination by the Company Other Than for Cause or by the Executive for Good Reason. In the event of a termination by the Company of the Executive's employment during the Contract Term other than for Cause or by the Executive for Good Reason, the Company shall, as liquidated damages, pay to the Executive and provide him, in lieu of all other rights, remedies, damages and relief to which he might otherwise be entitled under this Agreement, with the benefits described below in this Section 8(A):

                  (1) Severance. A lump-sum payment in an amount equal to three times the sum of (i) the Executive's annual base compensation in effect on the Termination Date, plus (ii) the Executive's "average annual bonus" in effect on the Termination Date. For purposes hereof, "average annual bonus" shall mean the average of the Executive's bonuses earned under the Company's Annual Incentive Compensation Plan (or any successor plan) for the three completed fiscal years immediately preceding his Termination Date. This amount shall be reduced by any severance payments made to the Executive under any other employment contract or severance arrangement with the Company.



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                  (2) Annual Incentive Compensation. A payment in respect of the annual incentive compensation of the Executive of the following amounts:

                  (a) any annual incentive compensation payments awarded for a year prior to the year in which the Termination Date occurs but not paid as of the Termination Date, which amount shall not be less than the Executive's annual base compensation for such year multiplied by item (ii) of Section 8(A)(2)(b); and


                  (b) an amount in respect of the annual incentive compensation that would have been earned in respect of the partial year of service in which such Termination Date occurs, in an amount calculated by multiplying (i) the rate of annual base compensation in effect for the Executive immediately prior to the Termination Date by (ii) the average of the annual awards under the Annual Incentive Compensation Plan payable in respect of the two calendar years immediately preceding the year for which payment is made, with each such award expressed as a percentage of the annual base compensation paid to the Executive for the respective calendar years, with the result multiplied by (iii) a fraction, the numerator of which is the number of days in the calendar year through the Termination Date, and the denominator of which is 365.

                  (3) Equity Share Plan. With respect to awards under the Company's Equity Share Plan which are outstanding on the Termination Date, the following payments:

                  (a) All amounts payable as of the Termination Date in accordance with the terms of the Equity Share Plan. Nothing in this Agreement shall affect the right of the Executive to payment of awards under the Equity Share Plan in accordance with its terms for all three-year Plan cycles completed prior to the Termination Date.



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                  (b) In respect of any such awards under any three-year cycles of the Equity Share Plan not completed prior to the Termination Date, a lump sum payment in an amount equal to the value of the total award amounts made with respect to all of such uncompleted Plan cycles, with the award amount for each such cycle to be determined under the terms of the Equity Share Plan as if the Company had achieved the "Cumulative Earnings" targeted for each respective cycle (i.e., such that the "Earned Value" equals $100 per awarded "Equity Share") (as such terms are used in the Equity Share Plan).


                  If the Company shall terminate the Equity Share Plan and establish a successor plan, the Executive shall receive payments under such successor plan in a manner comparable to the foregoing.

                  (4) Retirement Benefits. The Executive shall receive the payments specified in this Section 8(A)(4) with respect to retirement benefits, in addition to payments of benefits to which he is entitled under the Retirement Income Security Plan and the Investment Plan Supplement (or their successor) as of the Termination Date, and in lieu of all payments under the Excess Benefit Plan.


                  (a) The benefits described in Section 8(A)(4)(b) below shall be calculated assuming:

                  (i) the Company's Excess Benefit Plan, Retirement Income Security Plan and Investment Plan Supplement (collectively, the "Retirement Plans") had continued during the remainder of the Contract Term without change from the date of the Change in Control;

                  (ii) the Executive had continued to be employed for the remainder of the Contract Term;

                  (iii) subject to generally applicable Plan limitations, the Company's contributions for the Executive for the remainder of the



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         Contract Term under the Investment Plan Supplement were to be (1) as
         Company Retirement Contributions, at an annual rate of 2% of Compensation, and (2) as Company Matching Contributions, at an annual percentage rate of compensation equal to the average percentage contribution for the Executive for the three full calendar years preceding the Termination Date, but with no other contributions on behalf of the Executive;

                  (iv) the Executive was fully vested in all benefits under the Retirement Plans on the Termination Date; and

                  (v) the Executive's Compensation taken into account under the Retirement Plans included (1) the Executive's annual base compensation in effect immediately prior to the Termination Date over the remainder of the Contract Term and (2) any amounts paid to the Executive under this Agreement in lieu of a form of compensation (other than annual base compensation) that would ordinarily be taken into account as Compensation for purposes of the Retirement Plans.


                  (b) The payment shall equal the aggregate present value (calculated using the discount rate described in Section 10) of the benefits described in (i), (ii), (iii) and (iv) below minus the aggregate present value (calculated using the discount rate described in Section 10) of the benefits actually payable to the Executive under the Retirement Income Security Plan and Investment Plan Supplement:

                  (i) the benefit that would have been paid to the Executive under the Retirement Income Security Plan, if he had elected to commence such benefit on the earliest date possible under such Plan subsequent to the Expiration Date; plus

                  (ii) the benefit that would have been payable to the Executive under the Investment Plan Supplement; plus

                  (iii) the benefit that would have been paid to the Executive under the "Excess Retirement Plan" provisions of the Excess Benefit Plan if he had elected to commence such benefit on the earliest date possible under the Excess Benefit Plan subsequent to the Expiration Date; plus

                  (iv) the benefit that would have been paid to the Executive under the "Excess Investment Plan" provisions of the Excess Benefit Plan. The hypothetical earnings that would have been credited on the Executive's Investment Plan Benefit shall be determined on the basis of the discount rate described in Section 10.



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                  (c) Election. In lieu of the lump-sum payment provided by this
Section 8(A)(4), the Executive may elect payment as of the Termination Date of any amounts payable under this Section in any of the forms available under the Excess Benefit Plan provided such election is irrevocably made as of the Agreement Date. The Executive's election is set forth on Exhibit I hereto.


                  (5) Welfare Benefits. The Executive shall receive the amounts and arrangements specified in this Section 8(A)(5) with respect to welfare benefits.

                  (a) A payment equal to the aggregate present value (calculated in using the discount rate described in Section 10) of the following amounts:

                  (i) Medical and Dental Benefits -- an amount equal to the portions of the costs that would have been incurred by the Company for the remainder of the Contract Term for the level of medical and dental benefits (in effect for the Executive immediately prior to the Termination Date), with such costs for the calendar year in which the Termination Date occurs to be determined pursuant to the provisions of section 4980B of the Internal Revenue Code of 1986 or any successor provisions ("COBRA"), and with such costs to be assumed to increase thereafter at an annual rate 200 basis points over the discount rate described in Section 10;

                  (ii) Retiree Medical Benefits -- If the Executive would have become eligible for retiree medical coverage during the Contract Term (but is not eligible for such coverage on his Termination Date), an amount equal to the costs that would have been incurred by the Company for retiree medical benefit coverage for the life of the Executive, determined as if he retired at the end of the Contract Term and based on the level of retiree medical benefits that would have been available to the Executive had he been eligible for such coverage immediately prior to the Termination Date with the Company's assumed costs for such coverage to be determined in the manner specified in (i) above using the mortality assumption described in Section 10;

                  (iii) Spouse's/Survivors' Income Benefits -- an amount equal to the costs that would have been paid by the Company for the remainder of the Contract Term for the level of the life insurance coverages in effect for the Executive immediately prior to the Termination Date, calculated pursuant to the uniform premium table included in Income Tax Regulation section 1.79-3T (or any successor table).



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                  (b) Continued coverage under certain welfare benefit plans of the Company for the remainder of the Contract Term:

                  (i) Disability Benefits -- the Executive shall continue to be covered under the short-term and long-term disability coverage under the Company's Disability Benefit Plan as in effect for the Executive immediately prior to the Termination Date, or a comparable plan or plans, with the benefits under such plan to be determined on the basis of the annual base compensation in effect immediately prior to the Termination Date.

                  (ii) Voluntary Group Life Insurance and Optional Survivors' Insurance -- the Executive shall continue to be eligible to participate in these plans as in effect for the Executive immediately prior to the Termination Date, or a comparable plan or plans, by making voluntary contributions at the levels applicable under the terms of such plans.

                  (iii) Split-Dollar Life Insurance -- the Company shall keep in effect, for the life of the Executive, the split-dollar life insurance policy maintained for the Executive immediately prior to the Termination Date; the Company and the Executive shall retain their respective obligations to pay premiums in accordance with the terms of the policy.

                  (c) Payments under this Section 8(A)(5) shall be in addition to amounts due to the Executive under the welfare plans for periods ending on the Termination Date. The Executive's rights to receive payments under this
Section 8(A)(5) shall not diminish, or be in substitution for, any rights he may otherwise have to participate in the Company's welfare plans after the Termination Date, provided that the Executive shall in no event (i) receive payments under this Section 8(A)(5) in respect of benefits under a welfare plan for any period and (ii) actually be covered for the same period under such welfare plan at the Company's expense.

                  (B) Disability or Death.

                  (1) Disability. In the event of the Executive's Disability during the Period of Employment, the Executive shall be entitled to the compensation and benefits provided for in Sections 5(A), (C) and (D) of this Agreement for the Period of



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Employment. Payment shall be without prejudice to any other payments due in respect of the Executive's death or Disability.

                  (2) Death. In the event of the death of the Executive during the Period of Employment, the Executive's representative shall be entitled to the compensation provided in Section 5(A) of this Agreement through the Period of Employment. Payment shall be without prejudice to any other payment due in respect of the Executive's death or Disability.


                  (3) Incentive Compensation. In the event of the Executive's Disability or death during the Period of Employment, the Company shall pay the Executive or his legal representative, in addition to the payments required by this Section 8(B):


                  (a) an award under the Annual Incentive Plan (or any successor plan), determined in accordance with Section 8(A)(2) on a pro rata basis, for the portion of the calendar year prior to the Termination Date (or, in the case of Disability, the earlier of the Termination Date and the Expiration Date); and

                  (b) an award under each incomplete cycle of the Equity Share Plan (or any successor plan), determined in accordance with Section 8(A)(3) but on a pro rata basis, for the portion of any three-year Plan cycle completed by the Executive prior to the Termination Date (or, in the case of Disability, the earlier of the Termination Date and the Expiration Date).

                  (4) Reduction of Payments. The amount of any payments due under this Section 8(B) shall be reduced by any payments to which the Executive is entitled for the same period because of disability under any disability benefit plan of the Company providing salary continuation.


                  (C) Termination by the Company for Cause or by the Executive Other Than for Good Reason. In the event of a termination by the Company of the Executive's employment during the Contract Term for Cause or by the Executive other than for Good Reason, the Executive shall be entitled to the compensation and benefits ordinarily



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provided to senior executives of the Company upon termination of employment in accordance with the plans, programs and practices of the Company applicable to senior executives as in effect on the date of the Change in Control.

                  (D) Time of Payment. All lump-sum payments to be made by the Company under this Section 8 shall be made within five days after the Termination Date. Annuity payments shall commence on the last day of the calendar month in which the Termination Date occurs.

                  9. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY

     (A) Gross-Up Payment. Anything in this Agreement to the contrary notwithstanding and except as set forth below, if it shall be determined that any amount paid, distributed or treated as paid or distributed by the Company to or for Executive's benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section
9) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment,

Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.


                  All determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm as may be designated by Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9(B) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting

Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for Executive's benefit.

                  (B) Notification of Claims. Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later then ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                  (i) give the Company any information reasonably requested by the Company relating to such claim,

                  (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                  (iii) cooperate with the Company in good faith in order effectively to contest such claim, and


                  (iv) permit the Company to participate in any proceeding relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for Executive's taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (C) Refund of Claims. If, after Executive's receipt of an amount advanced by the Company pursuant to Section 9(B), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 9(B)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after Executive's receipt of an amount advanced by the Company pursuant to Section 9(B), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  10. INTEREST AND MORTALITY ASSUMPTIONS

                  (A) Interest Assumptions. Determinations of any present values under this Agreement and of any present values relating to this Agreement shall be based upon a discount rate equal to 120 percent of the applicable Federal rate (determined under section 1274(d) of the Code), compounded semiannually. Unless otherwise elected by the Executive on Exhibit I hereto, the Executive shall be deemed to have elected that such discount rate be determined based on such applicable Federal rate as in effect on the Agreement Date. The Company hereby agrees to use of the discount rate that is elected or deemed to be elected by the Executive.

                  (B) Mortality Assumptions. For purposes of this Agreement, assumptions relating to mortality are determined using the mortality tables and assumptions in effect under the Company's Retirement Income Security Plan on the date as of which any such mortality assumption is made.

                  11. WITHHOLDING

                  All payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

                  12. INDEMNIFICATION AND INSURANCE; LEGAL EXPENSES

                  The Executive shall be entitled to the following additional benefits in the event of a Change in Control:

                  (A) Indemnification and Insurance. The Company will indemnify the Executive (including payment of expenses in advance of final disposition of the proceeding) to the fullest extent permitted by the laws of the State of New York and the Charter and By-Laws of the Company, in each case as in effect on the date of the Change in Control or on the Termination Date, whichever affords greater protection to the Executive; and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries or affiliates or his serving or having served any other enterprise as a director, officer or employee at the request of the Company. The Company shall cause to be maintained in effect for not less than six years from the Termination Date policies of directors' and officers' liability insurance of at least the same coverage as those policies, if any, maintained by the Company on the date of the Change in Control and containing terms and conditions which are no less advantageous than such policies, or if such coverage is not available, the best available coverage for equal cost to the Company.

                  (B) Legal Expenses. In the event of any litigation, arbitration or other proceeding between the Company and the Executive with respect to the subject matter of this Agreement or the enforcement of the Executive's rights hereunder, the Company shall reimburse the Executive, regardless of the outcome, for all of his reasonable costs and expenses relating to such litigation, arbitration or other proceeding, including, without limitation, reasonable attorneys' fees and expenses. In no event shall the Executive be required to reimburse the Company for any of the costs or expenses relating to such litigation, arbitration or other proceeding.


                  13. NOTICES

                  All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the continental United States by registered or certified mail or personally delivered to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:


                  To the Company:                   The Mutual Life Insurance
                                                    Company of New York
                                                    1740 Broadway
                                                    New York, New York 10019
                                                    Attention:  General Counsel



                  To the Executive:                 The Mutual Life Insurance
                                                    Company of New York
                                                    1740 Broadway
                                                    New York, New York 10019



With an additional copy to the Executive at the home address listed on Exhibit I hereto (or to such changed address as the Executive may have given by a similar notice).

                  14. GENERAL PROVISIONS

                  (A) Determinations of Value. Whenever, under this Agreement, it is necessary to determine whether one benefit is less than, equal to, or larger than another in value (whether or not such benefits are provided under this Agreement), such determination shall be made using the assumptions described in Section 10.

                  (B) Other Existing Agreements. Except as specifically set forth in this Agreement (including, without limitation, Section 14(G) and Exhibit I hereto), this Agreement shall supersede any right under any other agreement relating to terms of employment between the Company and the Executive existing as of the Agreement Date (including, without limitation, the Prior Agreement).

                  (C) Limitation. This Agreement shall not confer any right or impose any obligation on the Executive to continue in the employ of the Company, or limit the right of the Company or the Executive to terminate his employment.


                  (D) Company Set-Off and Counterclaim. The Company shall have no right of set-off or counterclaim in respect of any claim, debt or obligation against any payments provided for in this Agreement.

                  (E) Assignment of Interest. No right to or interest in any payments shall be assignable by the Executive; provided, however, that this provision shall not preclude him from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude his executor or administrator from assigning any right hereunder to the person or persons entitled thereto.

                  (F) Amendment, Modification and Waiver. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be agreed to in writing signed by the Executive and by a duly authorized Company officer.

                  (G) Enforceability. If this Agreement or any provision hereof shall be determined to be invalid or unenforceable by a court of competent jurisdiction, the corresponding provision or provisions of the Prior Agreement shall be in full force and effect with respect to the matters described in such invalid or unenforceable provision of this Agreement and the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

                  (H) Entirety of Agreement. This Agreement constitutes the entire agreement between the Company and the Executive relating to the subject matter hereof. Any compensation or benefits to which the Executive is entitled under this Agreement shall be provided based solely upon its terms, without regard to any materials used in the preparation or consideration of this Agreement, including any summary of terms or estimate of amounts relating to this Agreement.


                  (I) Company and Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company including, without limitation, any corporation acquiring directly or indirectly all or substantially all of the assets of the Company, whether by merger, consolidation, reinsurance, sale or otherwise (and such successor shall thereafter be deemed "the Company" for the purposes of this Agreement), but shall not otherwise be assignable by the Company. For purposes of clarification, the "Company" shall include MONY Life Insurance Company following the demutualization of the Company.

                  (J) Definition of Executive. The word "Executive" shall, wherever appropriate, include his dependents, beneficiaries and legal representatives.

                  (K) Conflict of Law. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

                  (L) Exhibits. The provisions of Exhibit I hereto are hereby incorporated by reference in this Agreement with the same force and effect as if fully set forth herein.

                  (M) Rehabilitation. This Agreement shall be null and void and unenforceable in the event that the New York State Superintendent of Insurance is named rehabilitator under Article 74 of the New York State Insurance Law.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                      THE MUTUAL LIFE INSURANCE
                                      COMPANY OF NEW YORK



                                      By_____________________________

                                      Name:
                                      Title:



ATTEST:



______________________________




                                      EXECUTIVE





                                      ______________________________

                                      Name:

                        Exhibit I to Employment Agreement

I.     Name of Executive:
       Home Address of Executive

II.    Election made pursuant to Section 8(A) (4):

       The Executive elects payment of the excess retirement benefits under
       Section 8(A) (4) of the Agreement in one of the following forms:


        Excess Retirement Plan Benefit

        _______      Lump sum at Termination Date
        _______      Annuity commencing at Termination Date -
                     _______      Life
                     _______      50% Joint and Survivor
                                  - Beneficiary:
                     _______      100% Joint and Survivor
                                  - Beneficiary:
                     _______      Other; Please specify:  ______________________
        Excess Investment Plan Benefit

        _______      Lump sum at Termination Date
        _______      Installment commencing at Termination Date,
                                  Payable  _________Annually
                                           _________Monthly
                     _______      Installments over ______ years (not greater
                                  than 20)
                     _______      Installments over life expectancy of Executive
                                  (amount redetermined annually)
                     _______      Installment over life expectancy of Executive
                                  and beneficiary (amount redetermined annually)
                                  - Beneficiary: ______________________________

        _______ Payment in accordance with income settlement option contained in policies of life insurance being issued by the Company as of the Agreement Date; Please specify:________________________________


III.    Election made pursuant to Section 10(A):

        For purposes of the calculations contemplated by Section 10 (A), the Executive elects to utilize the applicable discount rate in effect on:
                     _______      the Agreement Date; or

                     _______      the Termination Date.

        If no election is made, the Executive will be deemed to have elected the applicable discount rate in effect on the Agreement Date.

IV. Other agreements between Executive and Company that are not to be superseded by the Agreement as contemplated in Section 14 (B) (in addition to rights specifically set forth in the Agreement ):

         1. Rights pursuant to the Company's Deferred Compensation Plan

         2. Employment agreement dated as of September 19, 1991 (for periods prior to a Change in Control)

         3. In accordance with Section 8(B)(1) of the Agreement, rights upon Disability under this Agreement do not supersede the rights of the Executive in the event of his eligible disability under the Company's Disability Benefit Plan, Retirement Income Security Plan, Investment Plan Supplement, Comprehensive Medical Benefit Program and Life Insurance Program for Selected MONY Officers (or any successor plans) ("Disability Benefits"). Any Disability Benefits for which the Executive becomes eligible shall be paid to the Executive in accordance with the terms of such plans without limitation by this Agreement. Any determination made pursuant to
            Section 6(B) of this Agreement as to the existence of a Disability or as to the date as of which the Executive's employment is deemed to have ceased shall have no effect in determining the Executive's eligibility for Disability Benefits or other benefits receivable during a period of disability.


                                       30